Exhibit 10.1

EMPLOYMENT AGREEMENT
IMPART MEDIA GROUP, INC.

This Employment Agreement (this “Agreement”) is entered into as of September 1, 2006 (the “Commencement Date”) by and between Todd Weaver, an individual residing at 112 N. 76th Street, Seattle, WA 98103 (the “Executive”), and Impart Media Group, Inc., a corporation organized under the laws of the State of Nevada with offices at 1300 North Northlake Way, Seattle, Washington 98103 (the “Company”).

In consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive, (each a “Party,” and together the “Parties”) hereby agree as follows:

1.     Definitions

“Accrued Amount” shall have the meaning set forth in Section 5(a) hereof.

“Annual Base Salary” shall have the meaning set forth in Section 4(a) hereof.

“Business” shall mean the provision of digital advertising services to the out-of-home advertising market.

“Business Personnel” shall mean, as of any date, any person (a) who is, or within the one (1)-year period prior to such date was, an employee of the Company or any subsidiary or affiliate thereof, or (b) who is, or within the one (1)-year period prior to such date was, a consultant or free-lance worker engaged in the Business for or on behalf of the Company or any subsidiary or affiliate thereof.

“Cause” shall mean (a) Executive’s conviction of, admission of guilt to or plea of nolo contendere or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense that constitutes a felony in the jurisdiction involved; (b) acts of dishonesty or moral turpitude which are materially detrimental to the Company; (c) repeated willful failure by Executive to obey the reasonable and lawful orders of the Board of Directors of the Company which remains uncured, if reasonably capable of cure, for thirty (30) days from receipt of written notice thereof from the Company; (d) any act by Executive in violation of Section 8 hereof, any statement or disclosure by Executive in violation of Section 6 hereof, or any material breach by Executive of any provision of this Agreement which remains uncured, if reasonably capable of cure, for thirty (30) days from receipt of written notice thereof from the Company; (e) excessive alcoholism or addiction to drugs by Executive not prescribed by a qualified physician, provided, however, that such condition shall be confirmed by a qualified physician; or (f) gross negligence by Executive in the performance of the Executive’s obligations hereunder.

“Commencement Date” shall mean September 1, 2006.

“Confidential Information” shall mean all of the Company's trade secrets and proprietary and confidential information consisting of, but not limited to, customer lists, processes, computer programs, compilations of information, records, sales and solicitation procedures, customer requirements, pricing techniques and information, pricing, methods of doing business and any other information generally used in the operation of the Business not generally known in the industry relevant to the Business or otherwise not generally available to the public, which was obtained by Executive during his employment or from the Company. For purposes of the definition of Confidential Information, “the Company” shall be deemed to include the Company, its predecessors and successors and any subsidiaries or affiliates of the Company.

“Disability” shall mean, with respect to Executive, the inability due to illness, accident, injury, physical, or mental incapacity or other disability to participate effectively or actively in the affairs of the Company or any of its subsidiaries or affiliates for more than twenty-six (26) consecutive weeks or more than thirty-nine (39) weeks in any consecutive fifty-two (52) week period as determined in good faith by the Company.

“Employment Period” shall have the meaning set forth in Section 2 hereof.

“Expiration Date” shall have the meaning set forth in Section 2 hereof.

“Good Reason” shall mean the occurrence of any one or more of the following events which has not been cured within thirty (30) days after the Company's receipt of written notice thereof from Executive: (a) a material breach by the Company of any material provision of this Agreement; (b) any decrease in Executive's Annual Base Salary without the prior written consent of Executive; (c), any decrease or demotion in Executive’s title or material diminution of responsibilities as set forth in this Agreement; or (d) a required relocation of Executive’s primary place of work of no more than thirty (30) miles from Seattle, Washington.

“Notice of Termination” shall have the meaning set forth in Section 5(c) hereof.

“Restricted Activities” shall have the meaning set forth in Section 9 hereof.

“Restricted Persons” shall have the meaning set forth in Section 9 hereof.

“Severance Period” shall have the meaning set forth in Section 5(b) hereof.

2.     Employment Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, for a term (the “Employment Period”) commencing on the Commencement Date and expiring on the third anniversary of the Commencement Date (the “Expiration Date”), unless earlier terminated as provided herein.

3.     Services. During the Employment Period, Executive shall hold the position of Chief Technology Officer of the Company, reporting directly the Company’s board of directors. Executive shall devote substantially all of his business time, skill and attention to the business of the Company and its subsidiaries and affiliates engaged in the Business and shall perform such duties as are customarily performed by similar executives and as are more specifically enumerated, in Exhibit A attached hereto, which are consistent with Executive's position; provided, however, that the foregoing is not intended to preclude Executive, subject to the restrictions set forth in Section 8 hereof, from (a) owning and managing personal investments, or (b) engaging in charitable activities and community affairs, provided that the performance of these activities referred to in clauses (a) and (b) does not prevent Executive from devoting substantially all of his business time to the Company and its subsidiaries and affiliates.

4.     Compensation and Benefits.

(a)   Annual Base Salary. Subject to Section 4(b) below, during the Employment Period, the Company shall pay Executive an annual base salary in the amount of $120, 000 (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company's normal payroll practices.

(b)   Benefits. In addition to the Annual Base Salary set forth above, Executive shall be eligible for the following benefits:

(i)     To the extent eligible, participation in any welfare benefit plans, programs or policies, including, without limitation, any health, dental, vision plan, as may be made generally available to employees of the Company, as each such plan, policy or program may be adopted or amended from time to time;

(ii)    To the extent eligible, participation in all pension, retirement, savings and other employee benefit plans and programs, as each such plan may be adopted or amended from time to time;

(iii)   Paid vacation and sick leave pursuant to the Personal-Time-Off handbook policy of the Company, as the same may be adopted or amended from time to time, provided, however, Executive shall be entitled to not less than twenty-one (21) paid days leave on an annual, calendar year basis; and

(iv)   Reimbursement for reasonable business expenses incurred by Executive in furtherance of the interests of the Company in accordance with the policy of the Company, as the same may be amended from time to time.

(v)    Cash bonuses, option grants, life insurance, disability insurance, and other appropriate insurance coverages as mutually agreed by Executive and the Company and as approved by the Company’s board of directors.

(c)   Withholding. The Company shall deduct and withhold from such compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

5.     Termination of Employment.

(a)   In the event (i) the Company terminates Executive's employment with the Company for Cause, (ii) Executive voluntarily terminates his employment with the Company other than for Good Reason, or (iii) Executive's employment terminates as a result of either Executive's death or Disability, the Company shall pay Executive (or his estate in the case of death) any unpaid salary, any vacation accrued but unused, and reimbursement for any unreimbursed expenses, all through and including the date of termination (the “Accrued Amount”)

(b)   In the event the Executive's employment is terminated for any reason other than (i) by the Company for Cause, (ii) by Executive voluntarily without Good Reason, the Company shall pay to Executive (A) the Accrued Amount, plus (B) his Annual Base Salary, pro-rated, for the lesser of (i) the balance of the Employment Period, or (ii) twelve (12) months following such date of termination (the “Severance Period”), with such pro-rated payments of Annual Base Salary to be made on a monthly basis.

(c)   Any termination of Executive's employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

6.     Confidential Information.

Executive understands and acknowledges that during his employment with the Company, he has been and will be exposed to Confidential Information, all of which is proprietary and which rightfully belongs to the Company. Executive acknowledges and agrees that the Confidential Information is a valuable, special, and unique asset of the Company, the disclosure or unauthorized use of which could cause substantial injury and loss of profits and good will to the Company. Accordingly, Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior written consent, use any of such Confidential Information for his own benefit, for the benefit of others, or to the detriment of the Company or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, except as required in the performance of his duties for the Company or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss, or theft.

7.     Return of Documents.

Except for such items which are of a personal nature to and the property of Executive (e.g., daily business planner and roll-o-dex), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company or at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive's employment or at any time as requested by the Company.

8.     Non Compete/Non Solicit.

Executive agrees that during the Employment Period and for the one (1)-year period following the Employment Period, Executive shall not, and shall use his best efforts to ensure that any agents, representatives and any other persons acting on his behalf (Executive and such agents, representatives, and other persons collectively hereinafter referred to as the “Restricted Persons”) do not, directly or indirectly, for the benefit of the Executive, any other Restricted Persons or their affiliates (the activities being so restricted hereinafter being referred to as the “Restricted Activities”):

(a)   Own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected with as a director, officer, executive or administrative employee, partner, lender, consultant or otherwise with any business or division or line of business or organization in the United States which engages in a business substantially similar to or directly or indirectly competitive with the Business of the Company or any of its subsidiaries and affiliates. Nothing herein shall prohibit Executive and all other Restricted Persons collectively from being passive owners of an aggregate of not more than five (5%) percent of the outstanding stock of any class of securities of a corporation which is publicly traded and substantially similar to or competitive with the Business of the Company or any of its subsidiaries and affiliates, so long as he has no active participation (including, without limitation, as a consultant or advisor) in the business of such corporation or other entity;

(b)   Induce or attempt to persuade any current or then current customer or vendor of the Company, or any of its subsidiaries or affiliates to terminate such relationship with the Company, or any of its subsidiaries or affiliates; and

(c)   Induce or attempt to persuade any Business Personnel to terminate or to refuse to enter into any employment, agency or other business relationship with the Company, or any of its subsidiaries or affiliates.

Executive acknowledges and agrees that the violation of this non-competition/non solicitation covenant could cause substantial injury and loss of profits to the Company. The Parties hereby acknowledge and agree that this Section 8 will not apply in the case where Executive’s employment with the Company is terminated without Cause or for Good Reason.

9.     Enforcement.

(a)   For purposes of Sections 6, 7, or 8, the Company shall be deemed to include the Company, its predecessors and successors and any subsidiaries and affiliates of the Company.

(b)   If, at the time of enforcement of Sections 6, 7, or 8, a court shall hold that the duration, scope, area, or other restrictions placed on Executive therein are unreasonable, the Parties agree that without further action on their parts reasonable maximum duration, scope, area or other restrictions shall be substituted by such court for the stated duration, scope, area, or other restrictions.

(c)   The Parties agree that the Company, or its subsidiaries or affiliates would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Sections 6, 7, or 8. Therefore, in the event of the actual or threatened breach by Executive of any of Sections 6, 7, or 8, the Company or any of its subsidiaries or affiliates may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.

10.   Maintenance of Records.

So long as Executive is employed by the Company, Executive shall maintain proper files and records relating to work performed by him in accordance with standard procedures of the Company or as otherwise reasonably specified by the Company from time to time. All such files and records are to be kept in the Company’s custody and subject to its control and to be the exclusive property of the Company. Upon termination of Executive’s employment with the Company or any affiliate thereof, Executive shall deliver to the Company all files and records of any nature which are in Executive’s possession or control and which relate in any manner to his employment or to the activities of the Company or any affiliate thereof.

11.   Successors and Assigns.

(a)   This Agreement and all rights of the Company hereunder shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

(b)   This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

12.      Modification or Waiver.

No amendment, modification, waiver, termination, or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such amendment, modification, waiver, termination, or cancellation is sought. No course of dealing between or among the Parties shall be deemed to affect or to modify, amend, or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

13.   Notices.

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Executive or to the Company (with a copy addressed to Eric M. Hellige, Esq, Pryor Cashman Sherman & Flynn, 410 Park Avenue, New York, New York 10022), at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 13).

14.   Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Washington without regard to principles of conflicts of laws thereunder. Any dispute arising out of this Agreement that is not settled by mutual consent of the parties shall be adjudicated by any federal or state court sitting in King County, Washington. Each Party consents to the exclusive jurisdiction of such courts over any such dispute.

15.      Severability.

Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

16.   Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

17.   Headings.

The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

18.   Entire Agreement.

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

19.   Survival of Agreements.

The covenants made in Sections 5, 6, 7, 8, 9, and 11-16 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

IMPART MEDIA GROUP, INC.

	By:	/s/Thomas C. Muniz
Name: Thomas C. Muniz
Title: President & COO

EXECUTIVE

Dated September 6, 2006	/s/Todd Weaver
Todd Weaver
Chief Technology Officer

EXHIBIT A

CHIEF TECHNOLOGY OFFICER RESPONSIBILITIES

o
Primary Responsibilities include SW Development for IQ platforms (IQ Box, IQ Interactive, IQ Streams, IQ Ads, IQ Live, IQ Grid, IQ Producer, IQ Link,..); Evaluation, Advisement, Certification, and Integration Implementation on New Technologies; Recommendations on HW/SW for Legacy Deliverables.

o
Internal Job Administration, Communication Adherence, and Skill sets for Job Fulfillment Executive Management via Microsoft Office (Outlook, PowerPoint, Word, Excel, Visio), Email, Telephone, and Other Desktop Productivity Tools.

o	Responsible for ensuring that IMPART’s information technology investments are aligned with its strategic business objectives.
o	Advise/Consult with the COO for information assets, operations, and policy.
o	Advise/Consult with the IMPART Sales Personnel (SPs), Account Managers (AMs), Project Managers (PMs).
o	Advise/Consultation for the oversight management of such office automation tasks as desktop architecture and support, network implementation, software development, and information management.
o	Responsibilities include both strategic and tactical duties, as well as IMPART corporate policy direction.
o	Responsible for designing and recommending the appropriate technology solutions to support the IMPART policies and directives issued.
o
Advise/Consult on the Information and Operations Technology Infrastructure for IMPART; Consult on all IMPART IT department staff; consult with staff for the selection, implementation, and maintenance of all technology purchases; and participate, indirectly, in the selection, configuration, implementation, and administration of servers and network equipment.

o	Advise/Consult with the President/COO for all technical aspects of information technology for IMPART (data, voice, video, etc.).
o
Advise/Consult with President/COO, including but not limited to budgeting, project planning, systems analysis, monitoring, reporting, setting standards for customer service and employee performance, etc.

o	Contributing to the selection and implementation of information technologies related to the instructional mission of IMPART.
o	Researching with written report recommendations and innovating new technologies.
o	Administering and coordinating data management between various information systems.
o	Developing, designing, and implementing programs and applications in the use of various computer hardware and software application.
o	Consultation on the administering the corporate Web sites and portals.
o	Project Coordinating with IMPART Business and Market Units.
o	Design and implement the software development process.
o	Drive product development to completion.
o	Plan and manage product hardware architecture and environment.
o	Take primary “hands on” responsibility for building and managing resources, and budget.
o	Manage external development resources.
o	Setting and maintaining development plans and product development milestones.
o	Proactively recommending solutions to maintain cost effectiveness, security, and stability of technology environment.
o	Effectively communicate and coordinate with developers and entire company.
o	Tradeshow panel discussions and/or speaking engagement participation.
o	Resolve design any and all flaws in software/hardware products.